EXHIBIT A
TO
ASSET PURCHASE AGREEMENT

PRODUCTION PAYMENT ROYALTY AGREEMENT

SHOOTARING CANYON MILL

THIS PRODUCTION PAYMENT ROYALTY AGREEMENT (“Royalty Agreement”) is made and entered into effective _________, by and between Uranium One Utah, Inc., a Delaware corporation (“Uranium One Utah”), the address of which is 390 Bay Street, Suite 1610 Toronto, ON M5H-2Y, CANADA and U.S. Energy Corp., a Wyoming corporation (“USE”), the address of which is 877 North 8th West, Riverton, WY 82501.

Recitals

A. Uranium One Utah acquired the Shootaring Canyon uranium mill located on State Highway 276, forty-eight miles south of Hanksville, Utah (“Shootaring Canyon Mill”) pursuant to an Asset Purchase Agreement dated effective as of [___] by and among sxr Uranium One Inc, Uranium One Utah, Uranium One Ventures U.S.A. Inc. and Uranium One Exploration U.S.A. Inc., as buyers, and USE, Crested Corp., USECB Joint Venture (a joint venture between U.S. Energy Corp. and Crested Corp.), Plateau Resources Limited, Plateau Resources Limited, Inc. and U.S. Uranium Ltd., as sellers (“Purchase Agreement”).

B. This Royalty Agreement is granted and delivered in furtherance of Uranium One Utah’s contractual obligations to USE under the Purchase Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Uranium One Utah and USE agree as follows:

1.0  Definitions. Unless otherwise defined, all capitalized terms shall have the following meanings.

1.1  “ACH” shall have the meaning set forth in Section 5.2.

1.2  “Commercial Production” shall occur when the Shootaring Canyon Mill has been operating at 60% or more of its design capacity of 750 short tons per day for sixty consecutive days.

1.3  “Effective Date” shall have the meaning set forth in the introductory paragraph.

1.4  “Gross Value” shall have the meaning set forth in Section 3.0.

1.5  “Initial Processing” shall have the meaning set forth in Section 8.0.

1.6  “Market Value of U308” shall have the meaning set forth in Section 3.0.

1.7  “Market Value of V205” shall have the meaning set forth in Section 3.0.

1.8  “Mill Fee” shall have the meaning set forth in Section 4.0.

1.9  “Notices” shall have the meaning set forth in Section 13.5.

1.10  “Other Mineral Products” shall mean all minerals mined or extracted primarily for values derived from their content of minerals other than for Products, in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates, and whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of Products.

1.11  “Products” shall mean (i) uranium concentrates in the form commonly known as “yellowcake” or “U308 concentrates” produced and processed either through an ion exchange or conventional processing and (ii) vanadium concentrates in the form commonly known as “black flake” or V205 produced and processed through vanadium extraction circuit, in any form, each produced and processed through the Shootaring Canyon Mill from metals, minerals, ores, mine waters, leachates, pregnant liquors and slurries, precipitates and concentrates in whatever form.

1.12  “Quarterly Statement” shall have the meaning set forth in Section 5.1.

1.13  “Royalty” shall mean the Royalty as defined in Section 2.0.

1.14  “Sale” shall have the meaning set forth in Section 5.1.

1.15  “Shootaring Canyon Mill” shall have the meaning set forth in the Recitals.

1.16  “Uranium One Utah” shall mean Uranium One Utah Inc.

1.17  “Uranium One Utah Parties” shall mean Uranium One Utah, its direct and indirect parents and the direct and indirect subsidiaries of such parents.

1.18  “USE” shall mean U.S. Energy Corp.

2.0  Grant of Production Payment Royalty.

2.1  Production Payment Royalty. From and after Commercial Production, Uranium One Utah shall pay to USE a production payment royalty in the amount of five percent (5%) of (i) the Gross Value of the Products produced at and sold from the Shootaring Canyon Mill and (ii) any Mill Fee paid and received for Products produced from the Shootaring Canyon Mill, until such time as the total of all Uranium One Utah payments made pursuant to this

Royalty Agreement to USE shall aggregate Twelve Million Five Hundred Thousand Dollars ($12,500,000) (“Royalty”). The Royalty shall automatically terminate at such time as Uranium One Utah has paid USE the sum of $12,500,000 in Royalty payments. The Royalty shall not apply to Other Mineral Products

2.2  No Milling Obligation. Uranium One Utah may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade any ores, concentrates and other mineral products at the Shootaring Canyon Mill. Uranium One Utah shall have the sole and exclusive right to determine the timing and the manner of any production from or tolling and mill services provided by the Shootaring Canyon Mill.

2.3  No Burden on Ores; No Royalty in Kind. The Royalty is a grant to a share of the proceeds of production from the Shootaring Canyon Mill. The Royalty is not intended, and nothing in this Royalty Agreement shall be interpreted, to grant to USE any legal or beneficial ownership rights to or a burden upon any ores, concentrates or products located or produced at the Shootaring Canyon Mill. USE shall have no right to take, or elect to take, the Royalty or value of the Royalty in kind by physical delivery of ores, concentrates or Products.

3.0  Gross Value.

3.1  Sale of Products. In the event Uranium One Utah sells Products, “Gross Value” shall mean the actual proceeds of sale of such Products received by Uranium One Utah

3.2  Disposal to Affiliate. In the event Uranium One Utah sells Products to a corporate affiliate, partner, or joint venturer; such Products shall be deemed to be disposed of without sale and Gross Value as hereinafter defined in this Section 3.2 shall apply to such disposal without sale.

(a)  In the event of disposal without sale of any Products, “Gross Value” shall mean the Market Value of U308 or the Market Value of V205 (as hereinafter defined in this Section 3.2(a)) multiplied by the amount stated in pounds of uranium oxide (U308 ) or vanadium (V205) contained in the particular Products so disposed of without sale. For purposes of this Royalty Agreement, (A) “Market Value of U308” shall mean the average “UxU308 Price” as quoted in U.S dollars in the Ux Weekly for the calendar month immediately preceding the month of such disposal without sale and (B) “Market Value of V205” shall mean the average “V205 Price” as quoted in U.S dollars in the Ryan’s Notes for the calendar month immediately preceding the month of such disposal without sale. In the event that such prices or quotations, or their substantial equivalent, are not published therein or such publication ceases or is suspended, then “Market Value of U308” and the “Market Value of V205” shall mean the price or quotation for yellowcake or vanadium for immediate delivery as reported in such other publication or source as is generally recognized in the mining industry as reflecting the price or quotation at which yellowcake is being offered for sale and purchase.

(b)  In the absence of any such publication referenced in Section 3.2(a) above, “Market Value of U308” or the “Market Value of V205” shall be the mean of the domestic prices or quotations at which yellowcake or vanadium, as the case may be, is or was being offered for sale and purchase for immediate and forward delivery from the uranium mill, vanadium mill or processing facility nearest the Shootaring Canyon Mill or, in the event such prices or quotations are unavailable from said uranium mill or processing facility, the “Market Value of U308” and the “Market Value of V205” shall be determined by such other means as may establish such prices or quotations at the mean of the domestic prices or quotations at which yellowcake or vanadium is being offered for sale and purchase for immediate and forward delivery.

3.3  Hedging Profits and Losses Not Included in Gross Value.
Notwithstanding any other provision of this Royalty Agreement, Uranium One Utah and USE intend and agree that for purposes of determination of the Royalty due hereunder, Gross Value shall mean the proceeds received by Uranium One Utah from the sale and delivery of Product, including delivery made pursuant to a forward sales contract; but shall not include any profits, losses or transaction costs for any futures trading or commodity options trading or any other price hedging, price protection, derivative or speculative arrangements which may involve the possible delivery of Products produced from the Shootaring Canyon Mill.

4.0  Mill Fee. In the event Uranium One Utah processes and produces any Product at the Shootaring Canyon Mill pursuant to a custom milling contract, tolling agreement or form of service contract whereby a fee is paid for mill services, “Mill Fee” shall mean the actual cash mill fee or toll charge received by Uranium One Utah for the custom milling or tolling arrangement. Mill Fee shall exclude any sales, excise, personal property or value-added tax, or any other tax imposed, levied or assess by law on the milling or tolling services that are recoupable by or payable to a governmental entity.

5.0  Manner of Payment.

5.1  Royalty Payments. Royalties shall accrue at the time of sale of Products from the Shootaring Canyon Mill or receipt by Uranium One Utah of a Mill Fee, and in the amount as provided in Section 3.0 above. For purposes of this Section 5.1, “sale” means the date on which Uranium One Utah receives payment for the sale of Products. Royalty payments shall become due and payable quarterly on the fifteenth day of the month following the last day of the calendar quarter in which the same accrue. Royalty payments shall be by Uranium One Utah's check, ACH or wire transfer, and shall be accompanied by a settlement sheet showing the quantities and grades of Products produced at the Shootaring Canyon Mill for sale or processing, proceeds of sale, costs, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment (“Quarterly Statement”).

5.2  Depository Bank. Upon written request of Uranium One Utah, USE shall designate a bank to act as USE's agent to receive from Uranium One Utah all payments payable under the terms hereof, and all such payments may be made by paying or tendering the same to USE, or to the bank for USE's credit, which bank shall continue as the depository for all Royalty payments hereunder regardless of changes of ownership of the Shootaring Canyon Mill, or rights to receive payments hereunder, subject only to the subsequent provisions in this Section 5.2. All charges of such depository bank shall be for USE's account. A single payment or tender to said depository bank shall be made by (i) mailing or by delivering a check, (ii) electronic exchange of funds between accounts held at U.S. financial institutions through the Automated Clearing House network (“ACH”), or (iii) wire transfer, and such a payment shall effectively and for all purposes whatsoever constitute full payment of the amount thereof to USE to the same extent as if made directly. In the event USE fails to name said bank upon the request of Uranium One Utah, or in the event such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept royalties, or should USE desire to designate another depository bank, then Uranium One Utah shall not be held in default for failure to make payment or tender of payments until thirty (30) days after said persons shall deliver to Uranium One Utah a proper, recordable instrument naming a bank as agent to receive such payments or tenders.

5.3  Objections to Payments. All Royalty payments shall be considered final and in full satisfaction of all obligations of Uranium One Utah with respect thereto unless USE gives Uranium One Utah written notice describing and setting forth a specific objection to the calculation thereof within ninety (90) days after receipt by USE of the Quarterly Statement herein provided for. If USE objects to a particular Quarterly Statement as herein provided, USE shall, for a period of thirty (30) days after USE's receipt of notice of such objection, have the right to have Uranium One Utah's accounts and records relating to calculation of the Quarterly Statement in question audited by a certified public accountant acceptable to USE and to Uranium One Utah and subject to mutually acceptable confidentiality protection. Uranium One Utah shall account for any deficits or excess in the payment made to USE pursuant to the Quarterly Statement in question which may be confirmed by such an audit by adjusting the next Quarterly Statement following completion of such audit to account for such deficits or excess. If the variation between the amount of a particular Royalty payment made to USE hereunder as calculated by the audit provided for herein exceeds five percent (5%), Uranium One Utah shall pay all costs of such audit. If such variation is five percent (5%) or less, USE shall pay all costs of such audit. For the purpose of determining the amount of royalties payable hereunder, all figures, accounts, and records used in connection with the calculation of royalties shall be determined in accordance with generally accepted accounting principles and from accounts maintained by Uranium One Utah in connection with its operations at the Shootaring Canyon Mill. Failure on the part of USE to make claim on Uranium One Utah for adjustment in such 90-day period shall establish the correctness of the particular Quarterly Statement and preclude the filing of exceptions to such Quarterly Statement or making of claims for adjustment to such Quarterly Statement, and in the absence of fraud, USE expressly waives any claim or cause of action with respect to such Quarterly Statement.

6.0  Commingling of Ores. Uranium One Utah shall have the right of mixing or commingling, either underground, at the surface, or at the Shootaring Canyon Mill, any ores, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds containing minerals mined or extracted from any sources or mining properties with any similar substances derived from other sources, lands or properties; provided that Uranium One Utah shall weigh and sample such ores, products or compounds in accordance with sound mining and metallurgical practice for moisture and metal content before the same are so mixed or commingled. In computing the Royalty, ownership of the Product shall be allocated between Uranium One Party ore and other ore on the basis of the metal content and weight of the concentrate from each ore.

7.0  Sampling, Assay, and Analysis. Any determination of weight, volume, moisture content, amenability, or pay metal content, and any sampling and analysis shall be made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the uranium mining and milling industry. USE shall have the right to have a representative present at the time samples are taken. USE shall be furnished at USE's request with a portion of all samples taken for analysis of ore, leachates, pregnant liquors, or pregnant slurries or other compounds or products owned by Uranium One Parties processed at the Shootaring Canyon Mill. Split samples shall by retained by Uranium One Utah for later analysis by an independent referee selected by mutual agreement of the parties and, in the event of a dispute concerning Uranium One Utah's assay of samples, Royalty payments shall be based on the assay results determined by the independent referee. All statements or reports wherein Uranium One Utah's assay of samples are set forth shall be conclusively presumed to be true and correct, unless, within sixty (60) days after such statements or reports are delivered to USE, USE makes written objection thereto and demands an assay by the independent referee; and unless such objection and demand is made within such sixty-day period, Uranium One Utah shall have no duty to preserve the split samples after the end of such sixty-day period. The cost of the independent referee shall be paid by the party whose assay shows the greatest variance from that of the independent referee.

8.0  Waste Rock, Spoil and Tailings. Except for the Royalty payable on products provided here, USE shall have no rights, title or interest in all residue or tailings remaining after Initial Processing (defined below) and minerals from the Shootaring Canyon Mill, or any subsequent processing of ores, such or other products or compounds of minerals. “Initial Processing” shall mean all processing of ores, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of mineral prior to the time any residue thereof shall be first deposited in a tailings containment facility. Uranium One Utah shall not be liable for mineral values lost in mining or processing pursuant to sound mining and metallurgical engineering practices. The Royalty shall be payable only on Products. All waste rock, spoil, tailings, or other mine wastes and residue shall be the sole property of the Uranium One Utah. Uranium One Utah shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues.

9.0  Lesser Interest; Third Party Claims.

9.1  Lesser Interest. The Royalty is based upon ownership by Uranium One Utah Parties of the full, 100% undivided beneficial interest in the ores, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of minerals for processing at the Shootaring Canyon Mill or in the Products. In the event the Uranium One Utah Parties own less than the full, 100% undivided beneficial interest in such ores, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of minerals for processing at the Shootaring Canyon Mill or in the Products, the Royalty hereunder shall be applied to only that beneficial interest of the Uranium One Utah Parties. (As an example, and for illustrative purposes only, ore processed at the Shootaring Canyon Mill which is produced from properties owned by a joint venture between Uranium One Utah and a third party subject to a joint venture agreement that allocates 50% equitable ownership to each of the venture parties, shall be deemed to be beneficially owned 50% by Uranium One Utah and the Royalty applicable to all Products produced from the joint venture ore shall be applied only to the 50% beneficially-owned by the Uranium One Utah Parties, which equals a Royalty of 5% on 50% of the Value of the Products).

9.2  Third Party Claims. If any person or entity not a party asserts a claim of ownership in Products or a claim to a share in any mine ores, minerals, waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of minerals, or a claim for money on account of production of minerals, Uranium One Utah at its sole discretion after written notice to USE, may suspend its obligation to pay the Royalty, and in lieu thereof may deposit in an interest-bearing account payments equivalent to the Royalty which may otherwise become due USE. Such deposit or deposits shall remain in such interest-bearing account until the claim or controversy is resolved or settled by final court decision, by arbitration, negotiation, or otherwise.

10.0  Pooling or Unitization. Uranium One Utah shall have the right to pool and combine acreage from any mining properties with other property at any time and from time to time as a recurring right, either before or after production, for exploratory, developmental or operating purposes for the purpose of conducting in situ solution mining . Uranium One Utah, or a designated operator for Uranium One Utah, shall have the sole discretion to determine the location, size and shape of any drilling pattern. It shall be conclusively presumed that the minerals which are produced from any such pooled acreage are homogeneous and are produced uniformly within the boundaries of such drilling pattern, both as to quantity and quality.

11.0  Access to Shootaring Canyon Mill. Subject to the confidentiality provisions of this Royalty Agreement and all health and safety requirement imposed by Uranium One Utah, which shall be enforced at Uranium One Utah’s sole discretion, USE and its representatives shall, at their sole risk and expense, upon reasonable advance notice to and prior approval from Uranium One Utah have access to operations conducted by or on behalf of Uranium One Utah at the Shootaring Canyon Mill for the purposes of viewing or inspecting the same, provided that USE and its representatives shall indemnify Uranium One Utah for any claims, losses or damages that arise out of or result from USE’s presence or activities at the Shootaring Canyon Mill.

12.0  Confidentiality. All information developed or acquired by USE under or pursuant to this Royalty Agreement relating to without limitation mineral discoveries, ore reserves, mining methods, plans and production schedules, terms of agreements, ownership interests and all other information relating to the ownership and operation of the Shootaring Canyon Mill, as a result of USE’s exercise of its rights hereunder, including its right to visit the Shootaring Canyon Mill or audit Uranium One Utah records relating to preparation of Quarterly Statements, shall be treated and kept as confidential and shall not be released or made public without Uranium One Utah’s express prior written consent, which consent may be withheld at Uranium One Utah’s sole discretion, provided, however, that nothing herein shall be construed to interfere with any responsibility of USE to make reasonable disclosures required under applicable securities or other laws. USE acknowledges and agrees that in the event of a breach of this covenant of confidentiality the remedy at law may be inadequate and, without limiting any other remedy available at law or equity, Uranium One Utah shall may enforce this covenant through injunction, specific performance or other form of equitable relief or money damages or any combination thereof. Uranium One Utah shall be entitled to recover the cost of enforcing this provision, including, without limitation, reasonable attorneys’ fees and court costs.

13.0  General.

13.1  Applicable Law. This Royalty Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws provisions thereof.

13.2  Waiver. The failure of either Uranium One Utah or USE to insist on the strict performance of any provision of this Royalty Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Royalty Agreement or limit Uranium One Utah’s or USE’s right thereafter to enforce any provision or exercise any right hereunder. A waiver of any provision of this Royalty Agreement shall not be effective unless in writing and signed by the party against whom it is to be enforced.

13.3  Amendment. No modification or amendment of this Royalty Agreement shall be valid unless made in writing and duly executed by Uranium One Utah and USE.

13.4  Severability. If any term or other provision of this Royalty Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Royalty Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Royalty Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.5  Notices. All notices and other required communications (“Notices”) to the parties to this Royalty Agreement shall be in writing, and shall be addressed respectively as follows:

If to Uranium One Utah:

Uranium One Utah Inc.
Suite 1610 - 390 Bay Street
Toronto, Ontario M5H 2Y2
Canada
Attention: Jennifer Smith
Facsimile: (416) 363-6806

With a copy to:

sxr Uranium One Inc.
Block A, Empire Park
55 Empire Road
Parktown
South Africa
Attention: Neal Froneman
Facsimile: 011 27 11 482-3604

With an informational copy to:

Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
Attention: Christopher Doerksen
Facsimile: (206) 903-8856

If to US Energy:

U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming
USA 82501
Attention: Mark J. Larsen
Facsimile: (307) 857-3050

With an informational copy to:

U.S. Energy Corp.
877 N. 8th W.
Riverton WY 82501
Attn: Steven R. Youngbauer
Facsimile No. 307) 857-3234

With a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500 Denver, CO 80202
Attn: Scot W. Anderson
Facsimile No. (303) 893-1379

All Notices shall be given (a) by personal delivery to the another party, (b) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (c) by registered or certified mail, return receipt requested. Notices shall be effective and shall be deemed delivered on receipt if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery. A party may change its address by Notice to the other parties.

13.6  Entire Agreement. This Royalty Agreement contains the entire understanding of Uranium One Utah and USE and supersedes all prior agreements and understandings between Uranium One Utah and USE relating to the subject matter hereof.

13.7  Assignment and Binding Effect.

(a)  The Royalty shall be assignable by USE. No change or division in the ownership of the Royalty or payment of proceeds attributable to the Royalty shall enlarge the obligations or diminish the rights of Uranium One Utah. USE covenants that any change in ownership shall be accomplished in such a manner that Uranium One Utah shall be required to make payments and to give notices to a single party or entity representing, and with the agency to act for, the owner or owners of the Royalty. Upon breach of this covenant, Uranium One Utah may retain all payments of Royalty otherwise due to USE, its successors and assigns, until the breach has been cured. No change or division in ownership shall be binding on Uranium One Utah until thirty (30) days after USE has given Uranium One Utah a certified copy of the recorded instrument evidencing the change or division together with an enforceable agreement among the royalty owners appointing a single party as agent with the authority to act for all owners.

(b)  Uranium One Utah may assign all of its obligations and duties under this Royalty Agreement (i) upon transfer of fifty percent (50%) or greater of Uranium One Utah’s interest in the Shootaring Canyon Mill, or (ii) with the prior written consent of USE, which consent shall not be unreasonably withheld, and in each case upon a written assumption by the assignee of Uranium One Utah’s obligations and duties hereunder.

(c)  This Royalty Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Uranium One Utah and USE.

13.8  Further Assurances. Each party hereto shall take such actions and sign such documents reasonably requested by any other party hereto to enable such requesting party to enjoy the intended rights and benefits hereof.

13.9  Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Royalty Agreement

13.10  Counterparts. This Royalty Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the Effective Date.

URANIUM ONE UTAH INC.

By:______________________________________________
Title:_____________________________________________

U.S. ENERGY CORP.

By:______________________________________________
Title:_____________________________________________